Press Release
Novavax Reports Second Quarter 2023 Financial Results and Operational Highlights

•Second quarter total revenue of $424 million and net income of $58 million
•Executed new strategic partnering agreement with SK bioscience, including an equity investment of $85 million in Novavax at $13.00 per share, a 59% premium to the 90-day VWAP
•Negotiated up to $350 million in 2023 payments under amended Canada APA
•Initiated FDA submission for approval of our updated XBB COVID vaccine for the 2023 fall vaccination season and reiterated plan to be in market by September; submissions to EMA and Health Canada in the coming weeks
•Company to host conference call today at 8:30 a.m. ET

GAITHERSBURG, Md., Aug. 8, 2023 – Novavax, Inc. (Nasdaq: NVAX), a global company advancing protein-based vaccines with its novel Matrix-M™ adjuvant, today announced its financial results and operational highlights for the second quarter ended June 30, 2023.

“During the first half of 2023, Novavax has been focused on execution, making significant progress on all three of our key priorities. We have initiated the filing for authorization of our updated XBB COVID vaccine in the U.S., with submissions in the European Union and Canada to follow and we are manufacturing at commercial scale in support of our plan to deliver our vaccine on time for the fall season,” said John C. Jacobs, President and Chief Executive Officer, Novavax. “I am also pleased to report that we have now reduced our current liabilities by over $1 billion this year and we recorded $424 million in total revenue for the second quarter. We continue to work towards deriving additional value from our pipeline and technology and will be advancing our COVID-Influenza Combination vaccine candidate through the next stage gates and towards late-stage development."

Second Quarter 2023 and Recent Highlights

During the second quarter, the company continued to make progress on our three key priorities for 2023.

Priority #1: Deliver an Updated COVID Vaccine for the Upcoming 2023 Fall Vaccination Season

During the second quarter, Novavax continued preparations to deliver our updated XBB COVID vaccine for the 2023 fall season. In most of our key target markets, including the U.S., the Novavax vaccine, if authorized, would be the only non-mRNA protein-based XBB COVID vaccine available.

•Continue to prepare to deliver our updated XBB COVID vaccine for the fall, consistent with recommendations from the U.S. Food and Drug Administration (FDA), European Medicines Agency (EMA) and World Health Organization
oInitiated filing in the U.S., with submissions in the European Union (EU) and Canada to follow in the coming weeks
oManufacturing ongoing at commercial scale to supply global markets
oFully deployed commercial teams across the U.S., EU and other select markets, with executed contracts to support market access

•Received first Full Marketing Authorization in the EU for Nuvaxovid™ as a primary series in individuals aged 12 and older and as a booster in adults aged 18 and older

•Initiated rolling submission of U.S. Biologics License Application (BLA) for full approval of the Novavax COVID-19 Vaccine, Adjuvanted for adults and adolescents aged 12 through 18

Priority #2: Reduce our Rate of Spend, Manage our Cash Flow and Evolve our Scale and Structure
Novavax has made significant progress towards strengthening our financial position. We continued to deliver on our commitments to reduce our spend, address our one-time liabilities, and improve our cash flow, with the goal of building a solid financial foundation for long-term value creation.
•Reduced current liabilities by $323 million during the second quarter and by $864 million in the first half of 2023. SK bioscience agreement announced today further reduces current liabilities by $195 million for a total reduction of over $1 billion in 2023

•Reduced combined research and development (R&D) and selling, general and administrative expenses (SG&A) to $313 million in the second quarter of 2023, compared to $398 million in the same period in 2022

•On track with our global restructuring and cost reduction plan and reiterate target to reduce our annual combined R&D and SG&A expenses by approximately 20% to 25% in 2023 versus 2022, and by approximately 40% to 50% in 2024 versus 2022

•Executed amended Canada Advance Purchase Agreement (APA) in June 2023, outlining an updated delivery schedule for Nuvaxovid™ and negotiated up to $350 million in 2023 payments

Priority #3: Leverage our Technology Platform, our Capabilities and our Portfolio of Assets to Drive Additional Value Beyond Nuvaxovid Alone

Novavax continued to leverage our pipeline and technology platform with the intent of delivering long-term growth and protecting global health.

•Based on the ongoing receipt and analysis of our Phase 2 safety and immunogenicity results for COVID-Influenza Combination (CIC), decision to make strategic stage gate investments in 2023 and 2024 to advance our co-formulated CIC vaccine candidate in preparation for late-stage development

•Continued to advance partnerships with Matrix-M adjuvant technology
oIn partnership with Oxford University and Serum Institute of India, secured authorizations in Ghana, Nigeria and Burkina Faso for R21/Matrix-M malaria vaccine leveraging our Matrix-M adjuvant technology
oAnnounced partnership with Bill & Melinda Gates Medical Research Institute to provide our Matrix-M adjuvant for use in preclinical vaccine research

Corporate Highlights

•Executed new agreements with SK bioscience, evolving our relationship from a contract manufacturing organization arrangement to a strategic business partnership, including:
oThe extension of exclusive commercial rights in South Korea until February 2029 and non-exclusive rights in Thailand and Vietnam until June 2028 and provides for a $4 million milestone to Novavax, as well as royalties on future product sales
oAn $85 million equity investment by SK bioscience in Novavax common stock at $13.00 per share, reflecting a 59% premium to the volume weighted average price (VWAP) over the 90 days prior to August 8, 2023
oThe settlement of $195 million in manufacturing liabilities for $154 million
oIn total under these agreements, Novavax will issue 6.5 million common shares and pay net cash of $65 million to SK bioscience

•Appointed Ian Watkins as new Chief Human Resources Officer, bringing years of experience in publicly traded biotechnology companies to further strengthen our company and culture

Second Quarter 2023 Financial Results

•Total revenue for the second quarter of 2023 was $424 million, compared to $186 million in the same period in 2022

•Cost of sales for the second quarter of 2023 were $56 million, compared to $271 million in the same period in 2022. This includes $2 million related to excess, obsolete or expired inventory and losses on firm purchase commitments as compared to $255 million in the same period in 2022

•R&D expenses for the second quarter of 2023 were $219 million, compared to $290 million in the same period in 2022. The decrease was primarily due to a reduction in clinical and manufacturing spend

•SG&A expenses for the second quarter of 2023 were $94 million, compared to $108 million for the same period in 2022. The decrease was primarily due to a reduction in spend by corporate support functions as outlined in the global restructuring and cost reduction plan announced in May 2023

•Net income for the second quarter 2023 was $58 million, compared to a net loss of $510 million in the same period in 2022

•Cash, cash equivalents and restricted cash were $518 million as of June 30, 2023, compared to $637 million as of March 31, 2023, and $1.3 billion as of December 31, 2022. Through sales of Novavax common stock pursuant to at-the-market offerings during the second quarter of 2023, Novavax raised net proceeds of $68 million

Financial Framework

Novavax is updating its Full Year 2023 Financial Guidance and expects to achieve the following objectives:

Full Year 2023 Guidance

$ in millions	Updated (as of August 8, 2023)	Prior (as of May 9, 2023)
Total Revenue[1]	$1,300 - $1,500	$1,400 - $1,600
Grant Revenue	$340 - $360	$340 - $360
Product Sales[1]	$960 - $1,140	$1,060 - $1,240

Combined R&D and SG&A2	$1,300 - $1,400	$1,300 - $1,400, as adjusted

Updated full year 2023 R&D expense guidance includes stage gate investments to advance our co-formulated CIC vaccine in preparation for late-stage development

1.Updated full year 2023 guidance reflects APAs based on 2023 committed dose delivery schedules of approximately $700 million and U.S. market sales, subject to updated variant manufacturing and regulatory approvals.  $100 million of the up to $350 million in cash payments under the June 2023 Canada APA amendment were included in the prior FY 2023 revenue guidance.
2.Prior full year 2023 adjusted combined R&D and SG&A expenses excluded one-time restructuring costs for which $15 million was recorded in the second quarter 2023.  Updated full year 2023 adjusted combined R&D and SG&A expenses includes these costs.

2023 Canada APA Amendments

The Company has negotiated up to $450 million in 2023 cash payments under the Canada APA related to the forfeiture of committed doses
•A $100 million cash payment under the April APA amendment was received in the second quarter of 2023
•Up to $350 million in cash payments under the June APA amendment
oThe first $175 million payment was received in July 2023
oThe second $175 million payment is contingent and payable upon delivery of vaccine in the second half of 2023

The cash payments under the amended Canada APA and related deferred revenue are expected to be recognized ratably as product sales between 2023 and 2025 as the remaining obligations are met under the amended Canada APA.

Conference Call

Novavax will host its quarterly conference call today at 8:30 a.m. ET. The dial-in numbers for the conference call are (877) 883-0383 (Domestic) or (412) 902-6506 (International). Participants will be prompted to request to join the Novavax, Inc. call. The passcode entry number is 1209328. A replay of the conference call will be available starting at 11:30 a.m. ET on August 8, 2023, until 11:59 p.m. ET on August 15, 2023. To access the replay by telephone, dial (877) 344-7529 (Domestic) or (412) 317-0088 (International) and use passcode 2287018.

A webcast of the conference call can also be accessed on the Novavax website at novavax.com/events. A replay of the webcast will be available on the Novavax website until November 6, 2023.

Trade Name in the U.S.

The trade name Nuvaxovid has not yet been approved by the U.S. FDA.

Securities Private Placement

The securities sold in the above referenced transaction do not involve a public offering and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) promotes improved health by discovering, developing and commercializing innovative vaccines to protect against serious infectious diseases. Novavax, a global company based in Gaithersburg, Md., U.S., offers a differentiated vaccine platform that combines a recombinant protein approach, innovative nanoparticle technology and Novavax's patented Matrix-M adjuvant to enhance the immune response. Focused on the world’s most urgent health challenges, Novavax is currently evaluating vaccines for COVID, influenza, and COVID and influenza combined. Please visit novavax.com and LinkedIn for more information.

Use of Non-GAAP Measures

The Company used a non-GAAP financial measure in this press release, which is R&D and SG&A expense, as adjusted to exclude one-time restructuring costs in its prior full year 2023 guidance. Non-GAAP financial measures refer to financial information adjusted from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP). The Company believes that the presentation of this adjusted financial measure is useful to investors as it provides additional information on comparisons between periods by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The use of this non-GAAP financial measure may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

Forward-Looking Statements

Statements herein relating to the future of Novavax, its near term priorities including delivering an updated, COVID vaccine for the 2023 fall vaccination season, reducing rate of spend, managing cash flow and evolving its scale and structure, the amount and impact of Novavax’s global restructuring and cost reduction plan, its operating plans, objectives and prospects, full year 2023 financial guidance, its future financial or business performance, conditions or strategies, its partnerships, the ongoing development of NVX-CoV2373, the CIC investigational vaccine candidate and influenza vaccine candidate, the scope, timing and outcome of future and pending regulatory filings and actions, including expected U.S. BLA submissions for NVX-CoV2373 and submissions in the U.S., European Union and Canada with respect to the Company’s updated XBB COVID vaccine, future deliveries under APAs and Novavax’s ability to advance and finance its CIC/Influenza program via strategic collaborations and / or financing alternatives are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, challenges satisfying, alone or together with partners, various safety, efficacy, and product characterization requirements, including those related to process qualification, assay validation, and stability testing, necessary to satisfy applicable regulatory authorities, difficulty obtaining scarce raw materials and supplies; resource constraints, including human capital and manufacturing capacity, on the ability of Novavax to pursue planned regulatory pathways; challenges or delays in conducting clinical trials or obtaining regulatory authorization for our product candidates, including for our monovalent XBB COVID vaccine in time for the fall 2023 vaccination season, or for future COVID variant strain changes; challenges meeting contractual requirements under agreements with multiple commercial, governmental, and other entities; manufacturing, distribution, or export delays or challenges, including the requirement to obtain approval from the drug licensing body in India for the distribution of Novavax’s updated XBB COVID vaccine; Novavax’s exclusive dependence on Serum for co-formulation and filling, and PCI for finishing NVX-CoV2373 and the impact of any delays or disruptions in these suppliers’ operations on the delivery of customer orders; the loss of future funding from the U.S. government; the potential for an unfavorable outcome in disputes, including the pending arbitration with Gavi; challenges in implementing our global restructuring and cost reduction plan; challenges in obtaining commercial adoption of our updated

XBB COVID vaccine, NVX-CoV2373 or any COVID variant strain-containing formulation; and those other risk factors identified in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Novavax's Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

NOVAVAX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)

Revenue:
Product sales	$ 285,163	$ 55,455	$ 277,706	$ 641,083
Grants	137,079	107,774	224,458	207,075
Royalties and other	2,184	22,696	3,213	41,738
Total revenue	424,426	185,925	505,377	889,896
Expenses:
Cost of sales	55,777	271,077	89,863	286,281
Research and development	219,475	289,648	466,576	673,131
Selling, general and administrative	93,717	108,160	206,249	204,152
Total expenses	368,969	668,885	762,688	1,163,564
Income (loss) from operations	55,457	(482,960)	(257,311)	(273,668)
Interest expense	(3,124)	(6,234)	(7,440)	(11,110)
Other income (expense)	5,532	(19,873)	29,894	(18,219)
Income (loss) before income tax expense	57,865	(509,067)	(234,857)	(302,997)
Income tax expense (benefit)	(143)	1,418	1,040	4,080
Net income (loss)	$ 58,008	$ (510,485)	$ (235,897)	$ (307,077)

Net income (loss) per share
Basic	$ 0.65	$ (6.53)	$ (2.69)	$ (3.97)
Diluted	$ 0.58	$ (6.53)	$ (2.69)	$ (3.97)
Weighted average number of common shares outstanding
Basic	89,362	78,143	87,769	77,305
Diluted	104,065	78,143	87,769	77,305

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	June 30, 2023	December 31, 2022
	(unaudited)

Cash and cash equivalents	$505,912	$ 1,336,883
Total restricted cash	12,029	11,962
Total current assets	1,127,554	1,703,391
Working capital	(468,701)	(756,553)
Total assets	1,685,048	2,258,679
Convertible notes payable*	167,248	491,347
Total stockholders’ equity (deficit)	(754,519)	(634,078)

*Included in noncurrent liabilities as of June 30, 2023, and current and non-current liabilities as of December 31, 2022.

Contacts:
Investors
Erika Schultz
240-268-2022
ir@novavax.com

Media
Ali Chartan
240-720-7804
media@novavax.com